MARCUS CORPORATION
VMAX INCENTIVE PLAN TERMS

Plan Sponsor:
The plan will be sponsored by The Marcus Corporation (“Marcus Corporation” or the “Company”).

Plan Objectives:
The objectives of The Marcus Corporation’s VMAX Incentive Plan are to:

•	Reward employees for their contributions to profitability, returns, and growth.
•	Focus employees on the long-term success of The Marcus Corporation.
•	Align employee rewards with shareholder interests.
•	Provide competitive total compensation opportunities.

Effective Date:
The VMAX Incentive Plan will become effective as of June 1, 2003.

Plan Year:
A Plan Year is from June 1st to May 31st and coincides with Marcus Corporation’s fiscal year.

Administration:
The Plan will be administered by the Compensation Committee of The Marcus Corporation’s Board of Directors (the “Committee”), which reserves the authority to amend, interpret, or terminate the plan in whole or in part at any time. The Committee may delegate responsibility for plan administration to such officers of the Company as it determines in its sole discretion from time to time.

Eligibility and Participation:
All salaried employees are eligible to participate. Participants will be selected annually by the Chairman and Chief Executive Officer.

Participating positions will vary by division. In addition, participation will be phased in over the first two Plan Years.

Base Salary:
Base Salary used to determine actual incentive awards will be an individual’s actual rate of Base Salary in effect at the end of the Plan Year, without regard to voluntary salary reductions, such as under the 401(k) Plan, Flexible Benefit Spending Plan, etc. See sections discussing New Hires, Promotions, and Transfers for additional information.

Incentive Opportunity:
Each participant’s target incentive opportunity will be expressed as a percentage of Base Salary and will be determined annually by the CEO and Division Presidents. Target incentive awards will be earned if relevant consolidated, division, district/city, and facility Economic Profit (EP) targets are achieved. In addition, VMAX-eligible division employees will have a portion of their incentive opportunity based on the achievement of operating goals other than EP.

VMAX incentive opportunities will be communicated to employees by the CEO and Division Presidents after consolidated, division, district/city, facility, and individual goals are set at the beginning of each fiscal year.

Incentive Opportunity Weighting and Allocation:
The percentage of incentive opportunity that will be determined by the achievement of consolidated, division, district/city, and/or facility EP performance varies by level within the organization. These weightings may be revised annually based on the CEO’s discretion and Marcus Corporation’s business objectives. (Example: a district director’s incentive opportunity might be weighted 80% based upon achievement of district goals and 20% based upon achievement of division goals).

EP Performance Goals:
chieving sustained growth in EP is the primary goal of the VMAX incentive program. Based on an analysis of shareholders’expected returns, an initial three-year EP target path has been identified for Marcus Corporation and each Division reflecting an expected level of annual improvement in EP. Each year’s target EP performance is expected to be equal to the previous year’s actual EP plus the required improvement amount. The EP target path and required annual EP improvement amounts will be reassessed approximately every three years, or when there is a significant change in the structure of the Company, or if external influences affecting investors’ expectations for the lodging and motion picture theatre industries significantly change.

Other Performance Factors:
To retain focus on non-EP operational results, a portion of individual incentive amounts will be paid based on other performance factors. In all cases, incentives based on other performance measures will not be paid out if EP is below a predetermined level.

Operating Positions: All participants in operating positions will have 20% of their total incentive opportunity based on non-EP performance goals.

Staff Positions: Separate awards of up to 20% of target incentive opportunity are available for staff positions to reward extraordinary contributions or performance. An incentive pool will be funded for this purpose. Awards made from this pool will be determined by the appropriate Division President or the CEO, as appropriate based on the participant’s position.

Individual Performance:
Division Presidents and the CEO reserve the right to eliminate a participant’s incentive award on the basis of sub-standard individual performance. All participants with a performance rating below a predetermined level will be reviewed for this purpose.

Initial Incentive Award Calculation:
The first step in determining an incentive payment is to measure the consolidated, division, district/city and facility EP earned during the Plan Year. The EP calculation method at each division will address the specific needs and considerations of each division. The calculated EP amount is compared to target EP and the EP interval for the Plan Year to determine the percentage of target EP-based incentives earned. The table below illustrates how the interval helps determine the incentive payout assuming an EP interval of $10 million.

	$10 million below target EP	$5 million below target EP	Target EP	$5 million above target EP	$10 million above target EP
EP Incentive Earned	0% of target	50% of target	100% of target	150% of target	200% of target

The actual performance is translated into a percentage of target incentive opportunity (e.g., 50% of target, 150% of target, etc.) by comparing the difference between target and actual EP to the EP interval and interpolating to arrive at the percentage of target incentive earned.

The actual VMAX incentive earned as a percentage of salary is then calculated by multiplying the percentage of target award earned by the participant’s target award expressed as a percentage of salary. This percentage is then multiplied by the participant’s Base Salary, as defined for purposes of the Plan, to calculate the amount of the participant’s initial incentive award.

Incentive Banking:
Once each participant’s initial incentive has been calculated, any incentive amount earned based on EP goal achievement will be subject to the incentive banking process.

In the event that the participant has a percentage of his or her target bonus opportunity allocated to non-EP performance goals, the incentive earned based on non-EP goal achievement will not be banked. Only incentives earned based on EP performance will be banked.

An individual incentive bank balance will be maintained for each participant. In the event of a transfer or other change in a participant’s position, the participant’s bank balance, positive or negative, will remain linked to him or her. The incentive bank balance is a notional amount. It is not funded and is not property of the employee.

The incentive banking process is designed to pay out each year a participant’s balance up to the annual target incentive opportunity, plus one third of any bank balance above the target opportunity amount. The steps below are followed to determine each participant’s annual payout from the incentive bank.

1.	In Year 1, the starting bank balance is zero. In subsequent years, a starting bank balance may be carried forward from the prior year (see step 5 below).
2.	Once the initial EP incentive is determined, it is added to the starting bank balance for the year.
3.	The resulting bank balance will be paid out in full, up to the participant’s target EP-based incentive amount.
4.	If the individual’s bank balance for the year after the addition of the initial incentive amount exceeds target, one-third of any amount over target will also be paid out to the participant.
5.	The remaining two-thirds of the amount over target will be retained and carried forward as the next year’s beginning bank balance. Future initial incentive amounts will offset any negative incentive bank balance.

Attachment A provides example incentive banking calculations.

Eligibility for Incentive Award:
To receive an incentive payment for a Plan Year, a participant must:

•	Be actively employed for at least three months of the Plan Year; and
•	Be employed on the date on which incentive awards are paid to plan participants.

Form and Timing of Payout:
Amounts earned based on EP performance and paid out from the incentive bank and amounts earned based on achievement of other performance measures will be paid in cash following the end of the Plan Year. It is anticipated that payment will be made within 90 days following the Plan Year.

Determination and Communication of Performance Measures and Goals:
Target EP for each Plan Year will be determined for the Company, each Division, and each participating city, district, and property as soon as practicable after the EP results from the previous year are finalized. Non-EP operating performance measures and goals will be determined by each Division President and approved by the CEO. All goals will be finalized and communicated to incentive plan participants as close as possible to the beginning of the Plan Year.

Communication of Performance Achievement
Progress towards the achievement of consolidated, division, district/city, and facility EP goals will be communicated periodically during the Plan Year. A final communication of actual achievement against goals will be issued as soon as possible after results are available following the end of the Plan Year.

New Hires
A newly hired employee will be eligible to participate in the VMAX incentive plan if he/she meets the eligibility and participation criteria and begins work at leastthree months prior to the end of the Plan Year. The newly hired employee’s actual rate of Base Salary at the end of the Plan Year will be prorated based on the number of months worked rounded to the nearest whole month as a proportion of the Plan Year.

Promotions
Eligible participants who are promoted during the Plan Year will receive a prorated incentive payment based on:

•	The number of months worked in each position, rounded to the nearest whole month, as a fraction of the number of months worked during the Plan Year, and

•	The participant's previous and new rates of base salary and incentive opportunities, and

•	If applicable, the EP and other performance goals and actual performance applicable to the participant’s previous and new positions.

Transfers
Participants who transfer between functional areas during the Plan Year will receive a prorated incentive payment based on:

•	The number of months worked in each role, rounded to the nearest whole month, as a fraction of the number of months worked during the Plan Year, and

•	The participant's previous and new rates of base salary and incentive opportunities (if applicable), and

•	If applicable, the EP and other performance goals and actual performance applicable to the participant’s previous and new positions.

Exceptions may be made in the event that a participant is transferred late in the Plan Year and does not serve a minimum number of months in his or her new position. In this case, his/her incentive may be based fully on the results of the pre-transfer location.

Termination of Employment

Voluntary or Involuntary Termination
Upon an employee’s voluntary termination of employment or the involuntary termination of an employee’s employment by The Marcus Corporation with or without cause during the Plan Year, any incentive that would have been earned during the Plan Year will be forfeited. In addition, the employee will forfeit his/her incentive bank balance.

Retirement
Upon a participant’s retirement from The Marcus Corporation at normal or early retirement age, a prorated incentive payment will be made based on the number of months the participant was employed during the Plan Year, rounded to the nearest whole month. This payment will be made at the time that incentive awards are paid to active participants, and will be based on actual goal achievement. All prorata amounts awarded based on EP performance will be subject to the incentive banking process, and the participant’s incentive bank balance will be paid out in full.

Death
Upon a participant’s death, a prorated incentive payment will be made to his/her beneficiary as designated under the Company’s Pension Plus plan, or if no beneficiary has been designated, to the participant’s estate, based on the number of months the participant was employed during the Plan Year, rounded to the nearest whole month. This payment will be made at the time that incentive awards are paid to active participants, and will be based on actual goal achievement. All prorata amounts awarded based on EP performance will be subject to the incentive banking process, and the participant’s incentive bank balance will be paid out in full.

Disability
Upon termination of a participant’s employment due to permanent disability, as defined in the Company’s Long Term Disability Plan, a prorated incentive payment will be made based on the number of months the participant was employed during the Plan Year, rounded to the nearest whole month.

This payment will be made at the time that incentive awards are paid to active participants, and will be based on actual goal achievement. All prorata amounts awarded based on EP performance will be subject to the incentive banking process, and the participant’s incentive bank balance will be paid out in full.

ATTACHMENT A: ILLUSTRATION OF INCENTIVE BANKING

Assumptions:

Base Salary		$50,000
	% of Salary	Dollars
Total Target Bonus Opportunity	10%	$ 5,000
Based on EP	8%	$ 4,000
Based on Other Measures	2%	$ 1,000
Year 1 Initial Incentive Amounts Earned
EP Performance		150% of target
Performance on Other Measures		100% of target

Calculation:

Initial Incentive Amounts
EP Performance (150% of $4,000 target opportunity)	$6,000
Performance on Other Measures (100% of $1,000 target opportunity)	1,000
Incentive Banking[1]
Initial EP Incentive Amount	6,000
Beginning Bank Balance	0
Initial Incentive Banked	6,000
Subtotal (Bank Balance)	6,000
Amount Paid from Bank (Bank Balance up to target)	4,000
Subtotal (Bank Balance over target)	2,000
Amount Paid from Bank (1/3 of Bank Balance over target)	667
Ending Bank Balance[2]	1,333
Total EP-based Incentive Paid	4,667
Incentive Paid Based on Other Measures	1,000
Total Incentive Paid	$5,667

1 Only EP-based incentive amounts are banked.

2 Subject to forfeiture on termination of if future performance results in negative incentive amounts.

ATTACHMENT A: ILLUSTRATION OF INCENTIVE BANKING (CONTINUED)1

Assumptions:

Salary	$50,000
Target Opportunity (EP-based opportunity only)	8%
Target Total Incentive (EP-based opportunity only)	$ 4,000
Annual Payment	Bank balance up to target + 1/3 of balance over target

		Year 1	Year 2	Year 3	Year 4	Year 5
EP Performance		150% of Target	Target	50% of Target	Negative	Target
Initial EP Incentive Amount	A	$6,000	$4,000	$2,000	($2,000)	$4,000
Beginning Bank Balance	B=F (previous year)	0	1,333	889	0	(2,000)
Initial Incentive Banked	C=A	6,000	4,000	2,000	(2,000)	4,000
Subtotal (Bank Balance)	D=B+C	6,000	5,333	2,889	(2,000)	2,000
Amount Paid from Bank (Bank Balance up to
target)	E=D up to target	4,000	4,000	2,889	0	2,000
Subtotal (Bank Balance over target)	F=D-E	2,000	1,333	0	0	0
Amount Paid from Bank (1/3 of Bank Balance
over target)	G=1/3 F	667	444	0	0	0
Ending Bank Balance2	H=F-G	1,333	889	0	(2,000)	0
Total EP Incentive Paid	I=E+G	$4,667	$4,444	$2,889	$0	$2,000

1 Only EP-based performance incentives are banked.

2 Subject to forfeiture upon termination or if future performance results in negative incentive amounts.